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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)


                                Mitel Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    60671110
                                 (CUSIP Number)

                               December 31, 1999
           (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 606711109                   13G                      Page 2 of 4 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       TAL Global Asset Management Inc.


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            N/A
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             N/A
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             N/A
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       N/A
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       N/A

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       N/A

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 606711109                   13G                      Page 3 of 4 Pages





Item 1.     (a)   Name of Issuer:
                  Mitel Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  350 Legget Drive
                  Kanata, Ontario K2K 1X3
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  TAL Global Asset Management Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  The principal business office is
                  1000 de la Gauchetiere West, Suite 3100
                  Montreal, Quebec, Canada H3B 4W5
                  --------------------------------------------------------------
            (c)   Citizenship:
                               Canada
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                60671110
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [X]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

CUSIP No. 606711109                   13G                      Page 4 of 4 Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned: N/A
                                          -------------------------------------,

            (b) Percent of class: N/A
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote N/A
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote N/A
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        N/A
                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of
                        N/A
                        -------------------------------------------------------,


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of Group.

            N/A

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:        February 12, 2000

TAL Global Asset Management Inc.


       /s/ Assunta DiLorenzo
       ----------------------------------
       (Signature)*
By:    Assunta DiLorenzo
       Vice President Legal Affairs &
       Corporate Secretary